EXHIBIT 99.1

Midway Gold Joins Russell 3000 Index

June 27, 2011

Denver, Colorado– Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) announces it has joined the U.S. broad-market Russell 3000® Index upon Russell Investments reconstituting its comprehensive set of  U.S. and global equity indexes on June 24.

Annual reconstitution of Russell’s U.S. indexes (www.russell.com/indexes) captures and ranks the 4,000 largest U.S. stocks as of the end of May by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

“We are excited that Midway is recognized among the top stocks in the U.S.,” said Dan Wolfus, Chairman and CEO of Midway.  “This benchmark is an important acknowledgment, as a number of fund managers follow the Russell Indexes and manage their portfolios to include many of the listed stocks.  This is a demonstration of our efforts tocreate awareness of Midway as an emerging producer of gold in Nevada.”

The Russell 3000® also serves as the U.S. component to the Russell Global Index.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $3.9 trillion in institutional assets currently are benchmarked to them. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

ON BEHALF OF THE BOARD
“Daniel E. Wolfus”
Daniel E. Wolfus, Chairman and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

About Russell

Russell Investments provides strategic advice, world-class implementation, state-of-the-art performance benchmarks and a range of institutional-quality investment products. Russell has about $161 billion in assets under management as of March 31, 2011, and serves individual, institutional and advisor clients in more than 35 countries. Founded in 1936, Russell is a subsidiary of The Northwestern Mutual Life Insurance Company.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans for its projects and resource and reserve estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans for the Pan project, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.